Corporate Capital Trust II 8-K

Exhibit 10.3

EXPENSE SUPPORT AND CONDITIONAL
REIMBURSEMENT AGREEMENT

This Expense Support and Conditional Reimbursement Agreement (this “Agreement”) is made as of April 9, 2018, by and between Corporate Capital Trust II, a Delaware statutory trust (the “Company”) and FS/KKR ADVISOR, LLC, a Delaware limited liability company (the “Advisor”).

WHEREAS, the Company maintains on file with the U.S. Securities and Exchange Commission a registration statement on Form N-2 (File Nos. 333-199018 and 814-01108) covering the continuous offering and sale of the Company’s common stock pursuant to the Securities Act of 1933 (the “Registration Statement”);

WHEREAS, the Company and the Advisor have entered into an Investment Advisory Agreement dated as of April 9, 2018 (the “Advisory Agreement”); and

WHEREAS, the Company and the Advisor have determined that it is appropriate and in the best interest of the Company to reduce the Company’s operating expenses until the Company has achieved economies of scale sufficient to ensure that it bears a reasonable level of expenses in relation to its investment income.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1. EXPENSE SUPPORT PAYMENTS

During the period beginning on the date first written above and ending on December 31, 2018 (the “Expense Support Payment Period”), the Advisor hereby agrees to pay the expenses of the Company on a monthly basis as follows: the lesser of, (i) the amount equal to 100% of all Operating Expenses (as defined below) for each month during the Expense Support Payment Period in which the Company’s board of trustees (the “Trustees”) declares a Distribution (as defined below) or (ii) the amount equal to 100% of the positive difference between the Company’s Distributions accrued to the Company’s shareholders in each month less monthly Available Operating Funds (as defined below) recognized by the Company on account of its investment portfolio. In the event that Available Operating Funds are negative for a particular month, the Advisor will pay expenses as outlined in (i) above. Any payment made by the Advisor pursuant to the preceding sentences shall be referred to herein as an “Expense Support Payment.” The right to such Expense Support Payment shall be an asset of the Company immediately upon the Trustees’ declaration of a Distribution. The Expense Support Payment for any month shall be paid by the Advisor to the Company in any combination of cash or other immediately available funds, and/or offset against amounts due from the Company to the Advisor, no later than five business days after the end of such month.

For purposes of this Agreement (a) “Distribution” means any distribution payable to shareholders of the Company at the time such distribution is declared by the Trustees; and (b) “Operating Expenses” means all operating costs and expenses incurred by the Company, including the Management Fees pursuant to the Advisory Agreement, taxes, all interest cost, financing fees and other financing costs related to indebtedness for such period, but shall exclude any Incentive Fees pursuant to the Advisory Agreement and any ongoing shareholder servicing and distribution fees, any organizational and offering expenses and Expense Support Payments and reimbursements as determined under generally accepted accounting principles; and (c) “Available Operating Funds” means the sum of (i) the Company’s net investment company taxable income as defined in Section 852(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) (including net short-term capital gain reduced by net long-term capital loss, as such terms are defined in Section 1222 of the Code), and (ii) the Company’s net capital gains (that is, the excess of net long-term capital gain over net short-term capital loss, as such terms are defined in Section 1222 of the Code) excluding any Expense Support Payments and reimbursements. The Advisor reserves the right to adjust Expense Support Payments if estimable taxable income changes, subject to the Trustees’ approval.

2. CONDITIONAL REIMBURSEMENT

The Company hereby agrees to reimburse the Advisor in an amount, in the aggregate, equal to the aggregate Expense Support Payments, the repayment of each Expense Support Payment to be made within a period not to exceed three years from the date in which such Expense Support Payment was made by the Advisor.

In the aggregate, all Expense Support Payments made by the Advisor to the Company that have not been previously reimbursed by the Company to the Advisors shall remain eligible for reimbursement subject to the conditions herein.

Reimbursement shall be made as promptly as possible after the Expense Support Payment Period ends, but only to the extent such reimbursement does not cause the Company’s Other Operating Expenses (as defined herein) to exceed the lesser of: (A) 1.75% of average net assets attributable to common shares on an annualized basis after taking such payment into account or (B) the percentage of the Company’s average net assets attributable to shares of the Company’s common stock represented by Other Operating Expenses during the period in which such Expense Support Payment from the Advisor was made (provided, however, that this clause (B) shall not apply to any reimbursement payment which relates to Expense Support Payment from the Advisor made during the same period). Additionally, reimbursement payments shall only be made to the extent they do not exceed estimated taxable income before reimbursements. Notwithstanding anything to the contrary in this Agreement, no reimbursement payment shall be made if the Effective Rate of Distributions Per Share on any class of stock declared by the Company at the time of such reimbursement payment is less than the Effective Rate of Distributions Per Share on any class of stock at the time the Expense Support Payment was made to which such reimbursement payment relates. For purposes of the Agreement, “Effective Rate of Distributions Per Share” means actual declared distribution rate per share exclusive of return of capital, if any. “Other Operating Expenses” shall mean all Operating Expenses, excluding base management fees, interest costs, financing fees and financing costs, and brokerage commissions and extraordinary expenses. The calculation of average net assets shall be consistent with such periodic calculations of average net assets in the Company’s financial statements.

All payments hereunder for the reimbursement of Expense Support Payments shall be deemed to relate to the earliest unreimbursed Expense Support Payments made by the Advisor to the Company within three years prior to the last business day of the calendar quarter in which such reimbursement payment obligation is accrued.

3. TERM AND TERMINATION OF AGREEMENT

3.1. TERM OF AGREEMENT. This Agreement shall become effective immediately upon the date first written above. Once effective, this Agreement shall remain in effect until March 31, 2019, unless otherwise terminated pursuant to Section 3.2. Sections 3 and 4 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Support Payments that have not been reimbursed by the Company to the Advisor. If an Expense Support Payment has not been reimbursed prior to three years from the date such Expense Support Payment was made, the Company’s obligation to pay such Expense Support Payment shall automatically terminate, and be of no further effect.

3.2. TERMINATION OF AGREEMENT. This Agreement may be terminated by the Advisor upon written notice to the Company, except that once effective, the Advisor may not terminate their obligations under Section 1. This Agreement shall automatically terminate in the event of (a) the termination of the Advisory Agreement or (b) the dissolution or liquidation of the Company; provided that the Advisor may not terminate this Agreement prior to one year from the date of its effectiveness.

4. MISCELLANEOUS

4.1. HEADINGS. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

4.2. INTERPRETATION. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to its conflicts of law provisions) and the applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”) and the Investment Advisers Act of 1940, as amended (the “Advisers Act”). To the extent that the applicable laws of the State of New York or any of the provisions herein, conflict with the applicable provisions of the 1940 Act or the Advisers Act, the latter shall control. Further, nothing herein contained shall be deemed to require the Company to take any action contrary to the Company’s Declaration of Trust or By-Laws, as each may be amended or restated, or to relieve or deprive the Trustees of their responsibility for and control of the conduct of the affairs of the Company.

4.3. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

4.4. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the parties hereto, and supersedes all prior agreements or understandings (whether written or oral), with respect to the subject matter hereof.

4.5. AMENDMENTS AND COUNTERPARTS. This Agreement may only be amended by mutual written consent of the parties. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall, together, constitute only one instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of April 9, 2018.

CORPORATE CAPITAL TRUST II

By:	/s/ Todd C. Builione
Name: Todd C. Builione
Title: President

FS/KKR ADVISOR, LLC

By:	/s/ Todd C. Builione
Name: Todd C. Builione
Title: President

[Signature Page to Expense Support and Conditional Reimbursement Agreement]